Exhibit 99.2

Recent Developments

The Senior Secured Credit Facility.  In connection with this offering, we plan to obtain a senior secured credit facility with total term loan and revolving loan commitments of $1.55 billion. We expect to borrow $1.05 billion under the term loan portions of the senior secured credit facility upon the closing of that facility, which is expected to be completed shortly after the closing of this offering, and the remaining $250 million available under the Term Loan A portion within 270 days thereafter. We intend to distribute to Hughes 100% of the net proceeds from the borrowings under the term loan portions of the senior secured credit facility (including the $250 million delayed borrowing under the Term Loan A portion), together with the net proceeds from this offering, to enable Hughes to repay existing debt, provide operating cash to Hughes’ other subsidiaries and fund Hughes’ general corporate purposes, including working capital. Until we obtain the revolving credit facility, we may only distribute $1.15 billion of the net proceeds from the offering of the Notes to Hughes. After we obtain the revolving credit facility, we may distribute the remaining net proceeds from the Notes up to the amount of commitments under the revolving credit facility. See “Description of the Notes—Certain Covenants—Limitation on Restricted Payments.” Borrowings under the revolving loan portion of the senior secured credit facility will be used by us to fund our working capital needs and for general corporate purposes, including outstanding letters of credit. As of September 30, 2002, there were $46.1 million aggregate face amount of letters of credit outstanding under Hughes’ existing credit facility. We expect that any letters of credit outstanding under Hughes’ existing credit facility at the time of closing of our new senior secured credit facility will be converted to letters of credit under our senior secured credit facility. See “Use of Proceeds.” The closing of the senior secured credit facility is not a condition to the closing of this offering.

2002 Financial and Operating Results.  Although audited consolidated financial statements for the year ended December 31, 2002 are not yet available, the following summarizes preliminary unaudited revenue data and estimates of EBITDA for the period. The revenue and EBITDA data presented in the following summary may be revised significantly as a result of management’s review or in connection with the preparation of audited consolidated financial statements. The following summary should be read in conjunction with the historical consolidated financial statements and the other financial information appearing elsewhere in this offering memorandum, including “—Summary Financial and Operating Data,” “Capitalization,” “Selected Financial Data” and “Management’s Discussion and Analysis of Results of Operations and Financial Condition.” Based upon our operating data and upon our preliminary unaudited consolidated financial statements for the year ended December 31, 2002, we expect:

•	revenues of approximately $6.44 billion, an increase of approximately $890 million, or 16%, over the prior year’s revenues of approximately $5.55 billion;

•	full year monthly ARPU of $59.80 in 2002, compared to full year monthly ARPU of $58.70 in 2001;

•	EBITDA of approximately $654 million, an increase of approximately $438 million over EBITDA of approximately $216 million for the prior year ;

•	EBITDA margin of approximately 10%, compared with EBITDA margin of approximately 4% for the prior year;

•	the addition of approximately 1.05 million net owned and operated subscribers;

•	average subscriber churn of 1.6% per month, compared to average subscriber churn of 1.8% per month for the prior year; and

•	average subscriber acquisition costs of $540 per owned and operated subscriber, compared to average subscriber acquisition costs of $570 per owned and operated subscriber for the prior year.

We urge you not to place undue reliance on these preliminary results, as they are subject to change pending the completion of our 2002 year end audit, nor should you assume that any indicated trends will continue. We will include a copy of our audited consolidated financial statements for the year ended December 31, 2002 in the final offering memorandum if the audit has been completed at the date of the final offering memorandum.

Termination of Merger with EchoStar. On October 28, 2001, Hughes and GM, together with EchoStar Communications Corporation, or EchoStar, announced the signing of definitive agreements that provided for the split-off of Hughes from GM and the subsequent merger of the Hughes business with EchoStar. On December 9, 2002, GM, Hughes and EchoStar entered into a termination, settlement and release agreement pursuant to which GM, Hughes and EchoStar agreed to terminate the merger agreement and certain related agreements.

Exclusive Rights to NFL SUNDAY TICKET™.  In December 2002, we announced a new five-year agreement with the National Football League to extend our exclusive DBS television rights to NFL SUNDAY TICKET™ through 2007 and exclusive multichannel television rights through 2005. Our agreement with the NFL will allow us to distribute expanded programming to our NFL SUNDAY TICKET™ subscribers, including the NFL CHANNEL™ on DIRECTV. The agreement will also allow us to provide our NFL SUNDAY TICKET™ subscribers who have the appropriate set-top receiver with exclusive enhanced technical innovations, which may include high-definition telecasts, viewer-selected cameras and replays and other advanced digital technology.

Transfer of Certain Securities to Hughes.    During the first quarter of 2003, we expect to distribute substantially all of our remaining equity investments in third parties to Hughes, including our equity investments in Crown Media, TiVo, and XM Satellite Radio. These equity securities had an aggregate estimated fair market value of $47.9 million as of December 31, 2002.

GM’s Ownership of Hughes.    Media sources have recently reported that GM is engaged in preliminary discussions with certain parties regarding potential strategic transactions involving Hughes or us. While GM has acknowledged that it is evaluating a number of strategic options for Hughes, it has stated that it is not in a position to comment on anything specific at this time. As of the date of this offering memorandum, we are unable to determine whether any such strategic options will be pursued by GM, and, if so, what the effects on Hughes or us would be.

2